As filed with the Securities and Exchange Commission on January 20, 2010

Registration No. 333-153893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MPS GROUP, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-3116655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Independent Drive, Jacksonville, Florida 32202

(Address of Principal Executive Offices) (Zip Code)

MPS Group, Inc. 2004 Equity Incentive Plan

MPS Group, Inc. 2008 Non-Executive Equity Incentive Plan

(Full title of the plan)

George Reardon

General Counsel

MPS Group, Inc.

175 Broad Hollow Road

Melville, NY 11747

(631) 844-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With A Copy To:

David Kurzweil

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS – DEREGISTRATION

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-153893) (the “Registration Statement”) of MPS Group, Inc., a Florida corporation (the “Registrant”), filed with the Securities and Exchange Commission on October 7, 2008, pertaining to the registration of 7,000,000 shares of common stock, par value $.01 per share, to be offered pursuant to the MPS Group, Inc. 2004 Equity Incentive Plan and MPS Group, Inc. 2008 Non-Executive Equity Incentive Plan.

On January 19, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated October 19, 2009 by and among the Registrant, Adecco, Inc., a Delaware corporation (“Adecco”), and Jaguar Acquisition Corp. (“Merger Sub”), a Florida corporation and a wholly-owned subsidiary of Adecco, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. As a result of the Merger, each share of the common stock of the Registrant (including each share of the Registrant’s restricted common stock) that was issued and outstanding immediately prior to the effective date of the Merger (other than shares of common stock owned by the Registrant, Merger Sub, or any of their respective wholly owned subsidiaries or held in the treasury of the Registrant) was cancelled and automatically converted into the right to receive in cash an amount per share equal to $13.80, without interest, less any required withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration any common stock registered but unsold under the Registration Statement.

This Post-Effective Amendment to the Registration Statement shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 19th day of January 2010.

MPS GROUP, INC.

By:	/S/ STEPHEN NOLAN
Name:	Stephen Nolan
Title:	Director and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons on the 19th day of January 2010 in the capacities indicated:

Signature	Title

/S/ THERON I. GILLIAM (Theron I. Gilliam)	Director, President and Chief Executive Officer

/S/ STEPHEN NOLAN (Stephen Nolan)	Director and Chief Financial Officer

/S/ LORELEI DEPALO (Lorelei DePalo)	Senior Vice President – Finance, Chief Accounting Officer and Treasurer

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